UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On April 12, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Calls for Immediate Suspension of Vernon Hill and Brian Tierney in Wake of Investigation into Related Party Transactions at Republic First Bancorp, Inc.

This is the third time and at the third bank that Hill has been accused of improper related-party transactions

CAMDEN, NJ: George E. Norcross, III, Gregory B. Braca and Philip A. Norcross have written to Republic First Bancorp, Inc. (“Republic First” or the “Company”) (FRBK) calling for the immediate suspension of Vernon W. Hill, II and Brian Tierney from its Board of Directors in response to the announcement that the Company’s auditors have requested an investigation into related-party transactions. The Norcross Braca group further called for Hill’s placement on paid administrative leave during the investigation, as well as protocols and measures that will ensure Hill, Tierney and any other directors involved in transactions that are subjects of the investigation are removed from all discussions and decision-making regarding the investigation. This is the third time and at the third bank that Hill has been accused of improper related-party transactions. Hill separated from the first two banks after great cost to the companies and their respective shareholders.

In their letter, the trio wrote, “Given the nature and seriousness of the allegations, including unjust enrichment and breach of fiduciary duties, it is improper for Messrs. Hill, Tierney and any other directors involved in or otherwise not impartial in relation to the transactions under investigation to participate as members of the Board where they will have the ability to abuse their positions and continue to harm the Company and its shareholders while the investigation is ongoing.” At a bare minimum, while their conduct is being investigated, the recusal of Hill and Tierney from all discussions and decisions regarding the investigation or its subject matter is necessary under the Company’s Code of Business Ethics, which states that each director “has a fundamental duty to avoid placing him/herself in a position that creates, or which leads to or could lead to, a conflict of interest or the appearance of a conflict of interest” and “[a]ctions that benefit, or appear to benefit an Employee or Director to the detriment of the Company or [its] customers must be avoided.”

On March 31, 2022, Republic First’s auditors requested an independent investigation of related-party transactions. The auditors’ call for an independent investigation became public one month after half of the members of the Republic First board issued a public letter raising concerns about self-dealing and related party transactions by Hill and Tierney and allied Board members, Theodore J. Flocco, Jr., and Barry Spevak, that the other board members “believe would be harmful to the Company and a number of constituent groups.”

Please see the attached letter to the Republic First board and visit www.sec.gov [sec.gov] [sec.gov [sec.gov]] to obtain copies of any Schedule 13D and 14A filings by the group, as amended from time to time.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”), which the Group expects will occur at the 2022 annual meeting of shareholders once scheduled by the Issuer (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].

GEORGE E. NORCROSS, III GREGORY B. BRACA PHILIP A. NORCROSS

April 11, 2022

VIA FEDEX

VIA EMAIL TO KBROWN@MYREPUBLICBANK.COM

Board of Directors

Republic First Bancorp, Inc.

Two Liberty Place

50 South 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

Attn: Kemma Brown, Corporate Secretary

Re:	Suspension of Hill, Tierney during Investigation

Dear Board Members:

In light of the previously announced investigation requested by Republic First Bancorp, Inc.’s (the “Company”) auditors into allegations regarding Vernon Hill and certain other directors’ related-party transactions, the paramount importance of ensuring the integrity of the investigation and, we believe, the likelihood of findings of misconduct, we write to insist that the Board immediately convene a meeting to approve the immediate suspension of Mr. Hill and Brian Tierney from the Board and placement of Mr. Hill on paid administrative leave during the pendency of the investigation into related-party transactions in which they are allegedly directly implicated. We also urge the Board to adopt protocols and measures that will ensure Messrs. Hill, Tierney and any directors directly or indirectly involved in any of the transactions that are subjects of the independent investigation are removed from all discussions and decision-making regarding the investigation, including hiring of independent counsel to conduct the investigation and any reports regarding the progress of the investigation. Without such procedures in place and recusal, at the bare minimum for Messrs. Hill and Tierney, from all discussions and decisions of the Board or any committee thereof regarding the investigation or its subject matter, we once again fail to see how this investigation can be credible or consistent with the duties of those involved. In light of the inherent and obvious conflicts, neither Mr. Hill nor Mr. Tierney should be permitted to attend or participate in this special meeting of the Board, vote on whether to call such a meeting, or vote on any matters related to the investigation or its subject matter.

These actions are appropriate and required by the Company’s own policies. According to the Company’s Code of Business Ethics, each director “has a fundamental duty to avoid placing him/herself in a position that creates, or which leads to or could lead to, a conflict of interest or the appearance of a conflict of interest” and “[a]ctions that benefit, or appear to benefit an Employee or Director to the detriment of the Company or [its] customers must be avoided.”1 Further, Pennsylvania law requires that a director act “with such care…as a person of ordinary prudence would use under similar circumstances.”2 The involvement by Messrs. Hill and Tierney, or any other directors implicated in the subject matter of the investigation, in any discussions or decision-making of the Board related to an investigation into their own potential misconduct would certainly be inconsistent with these standards.

Given the nature and seriousness of the allegations, including unjust enrichment and breach of fiduciary duties, it is improper for Messrs. Hill, Tierney and any other directors involved in or otherwise not impartial in relation to the transactions under investigation to participate as members of the Board where they will have the ability to abuse their positions and continue to harm the Company and its shareholders while the investigation is ongoing. In the face of these apparent and intractable conflicts of interest, it is incumbent on the Board to take any and all actions necessary to guarantee that any persons suspected of engaging in self-dealing or other misconduct do not exert any influence over those responsible for performing or overseeing the investigation, or on the outcome of the investigation.

We have also written to the auditors expressing our concerns that neither a majority of this Board nor its audit committee is capable of overseeing this independent investigation because four board members and two of the three members of the audit committee are implicated by the conduct being investigated. We have requested an independent committee of disinterested directors who are not the subject of the investigation, with full corporate authority to oversee and direct the investigation, be immediately appointed.

We ask that this letter be immediately forwarded to each Board member for their review and immediate action.

Sincerely,

/s/ George E. Norcross, III
George E. Norcross, III

/s/ Gregory B. Braca
Gregory B. Braca

/s/ Philip A. Norcross
Philip A. Norcross

[1]	Code of Business Ethics of Republic First Bancorp, Inc., https://s26.q4cdn.com/813151955/files/doc_downloads/governance_docs/2021/Business-Code-of-Ethics.pdf
[2]

15 Pa.C.S.A. § 1712(a); see also 15 Pa.C.S.A. § 1783 (Prohibiting directors named as actual or potential parties in an action from participating in the appointment of a special litigation committee); and 15 Pa.C.S.A. § 1712(b) (“A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.”).